EXHIBIT 99.2

ShengdaTech’s Second Quarter 2009 Earnings Conference Call
Participants: Xiangzhi Chen, Andrew Chen, Anhui Guo, Crocker Coulson, Jenny Yang
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Introduction: Crocker Coulson, CCG Investor RelationsGood morning ladies and gentlemen, and good evening to those of you joining us from China. I am Crocker Coulson from CCG Investor Relations, the Company’s investor relations firm. Welcome to ShengdaTech’s second quarter of 2009 conference call. With us today, joining us from China, are Mr. Xiangzhi Chen, ShengdaTech's Chairman and Chief Executive Officer, Mr. Andrew Chen, Chief Financial Officer, and Ms. Anhui Guo, Chief Operating Officer. Also from China and with us today is CCG’s Financial Analyst, Jenny Yang, who will provide translation for your questions and answers.

I would like to remind our listeners that in this call management’s prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions.

Therefore, the Company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, due to various risks, including but not limited to, such factors as unanticipated changes in product demand, especially in the tire and PVC industries, the ability to attract new customers, ability to prepare for growth, planned manufacturing capacity expansion, ability to increase its product’s applications, and other information detailed from time to time in our filings and future filings with the United States Securities and Exchange Commission. Accordingly, although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct.

In addition, any projections as to our future performance represent management’s estimates as of today, August 11, 2009.  ShengdaTech assumes no obligation to update these projections in the future as market conditions change.

For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 90 days on ShengdaTech’s corporate website.

I will now turn the call over to ShengdaTech’s Chairman and CEO, Mr. Xiangzhi Chen for some brief opening remarks.  Mr. Chen?

Welcome Remarks: Mr. Xiangzhi Chen, ShengdaTech Inc.

Thank you Crocker and thanks to all of you for joining us this morning on our conference call to discuss our results for the second quarter 2009. This was an important quarter for ShengdaTech as we realized record NPCC revenue and successfully expanded our market presence by adding new customers and strengthening our existing customer base. We also made significant progress on completing construction of our new NPCC facility in Zibo, which is set to begin shipments at the end of this month.

Crocker Coulson will discuss some additional remarks on our operations on my behalf. I will be on the phone and participate in the questions and answers section along with Mr. Andrew Chen and Ms. Guo.  We believe you will be pleased with our second quarter results, and I sincerely thank you for your continued interest in ShengdaTech.

Business Overview: Crocker Coulson, CCG Investor Relations

Thank you Mr. Chen.  Welcome everyone, and thank you for joining ShengdaTech’s second quarter conference call.  We are pleased to announce that in the second quarter of 2009 our NPCC business achieved strong year-over-year revenue growth driven by increased market demand, aggressive capacity expansion, and a growing customer base.

Our NPCC revenue for the second quarter was a record $26.0 million, up 36.2% from $19.1 million in the second quarter of 2008.  Sales volume rose more than 27% from the first quarter of 2009, as the Chinese economy showed signs of recovery and our end-product markets experienced significant economic improvement.  Average selling prices were up slightly from the first quarter of 2009, and rose 12 % year over year.  Combined with our efficient cost control measures offsetting the increase in raw materials prices, we reported record NPCC gross margin of 43.8% for the second quarter of 2009.

During the quarter, we added 3 new domestic customers, including 2 Polyethylene manufacturers and 1 tire manufacturer. Due to the influence of worldwide conditions, we are experiencing a definite and understandable softening in the international markets.  We view this as a somewhat temporary situation, so we will aggressively continue our sales and marketing efforts in introducing our powerful value proposition to the many identified potential customers abroad. To help focus on that effort, we plan to hire additional staff professionals skilled in the area of advanced chemical products, which will expand our coverage to sell NPCC applications internationally and leave us well position to increase our penetration as economic conditions trend upward.

Currently, our total prospect list consist of  39 prospective customers, including 34 domestic customers, of which 27 are in the testing phase, and 5 international customers, of which 3 are in the testing phase.

We continued to diversify our product mix during the second quarter of 2009 as sales to our newer end markets showed positive growth. For example, NPCC used in PE, which is one of our higher-margin NPCC products, showed phenomenal growth, accounting for 15% of our total revenue, up from less than 1% a year ago.  Tires and PVC remain our largest end markets, together accounting for slightly over 65% of our total NPCC revenue, down from 71% a year ago.

NPCC sales to the tire industry increased 20% year over year and 31% quarter over quarter. China’s automobile manufacturers began rebuilding inventory at the end of the first quarter and well into the second quarter.  According to China Association of Automobile Manufacturers, auto sales increased 17.7% to reach over 6 million vehicles during the first half of 2009 and reached record highs during the second quarter of 2009. The Chinese government’s RMB 4 trillion ($586 billion) stimulus plan includes lower sales tax for low-emission cars, allowances for farmers to upgrade their vehicles, funds to support Chinese automakers to upgrade their technology and develop new alternative energy engines.  This combined activity indicates further increased demand and future development of the Chinese auto industry.   In addition, higher export VAT rebates, strong demand for heavy trucks, and other favorable government policies should also encourage steady growth. The tire industry is our largest end market and we supply three of China’s top ten tire manufacturers.

Another major end market for our NPCC products is the plastics industry, which rose 10% in 2008 despite the economic slowdown.  Our NPCC product in this end market is primarily used in PVC window profiles.  NPCC sales for PVC increased 11% year over year and were flat quarter over quarter.  We believe the Chinese government's economic stimulus plan will create demand from several major infrastructure projects that will continue to drive the growth of the plastics industry.

Our rapid revenue growth, expanding customer base, and global market presence are the direct result of our ability to constantly develop customized, high-quality products that meet our customers’ technical requirements.  During the second quarter of 2009, we continued to research new NPCC applications including rubber, adhesives, epoxy resin, modifier, and other high-end NPCC applications.  We are excited to share with you our significant progress on the development of NPCC applications for asphalt, including a new asphalt modifier. After making significant advancements on our asphalt application during the second quarter, we received our first purchase order from a domestic customer.  We will begin small-scale trial production at our new Zibo facility later this month.  While the initial order is for testing purposes only, we expect follow-on orders to accelerate, as the customer recognizes the benefits of NPCC in this end product. If it is accepted, our early estimates indicate that the savings for an asphalt producer could be as much as $27 per metric ton.  With the millions of miles of asphalt laid every year in China, we are excited but yet cautiously optimistic about the opportunity and obvious potential this holds.

We recently hired Mr. Xiaochuan Zhu to further strengthen our research process and enhance our manufacturing efficiency. Mr. Zhu has over 10 years of experience in the research of functional macromolecule materials and global management. Together with Dr. Zhude Xu, an industry veteran with over 30 years of experience, they will successfully lead ShengdaTech’s wide range of research and development initiatives and new product development projects.

During the second quarter, we made good progress on the construction of phase one of our expansion at the new NPCC facility in Zibo, which will add 60,000 metric tons of capacity. Construction and equipment installation at the Zibo facility are on schedule and we will begin shipments in the next few weeks.  With the help of the Zibo government we are in the process of securing mining rights for a limestone mine with 100 million metric tons of high- quality limestone.  If this transaction is not completed before commencing production, we will purchase the limestone from local suppliers at a cost per metric ton about the same as limestone being bought for the Shaanxi Facility.

After the completion of Zibo’s construction, our total annual production capacity will reach to 250,000 metric tons. By the end of 2009, our NPCC production capacity is expected to achieve an 80% utilization run-rate,   In addition to Zibo’s proximity to many customer and prospect locations, it is about 120 miles from the port of Qingdao, which will facilitate international shipments. The total designed annual production capacity for the Zibo facility is 240,000 metric tons which will be built-out in several phases. We continue to monitor market demand and general economic conditions to identify the most opportune time to begin the next build-out activity at Zibo.

Our growth strategy in 2009 mainly focuses on ramping up capacity utilization and developing new NPCC products at our Zibo facility, increasing market penetration in our existing end markets, and expanding our product offering through application development.  We are also actively pursuing NPCC and high-tech chemical acquisitions, targeting NPCC candidates with potential for capacity expansion, access to new markets, and that own, or have access to, high-quality limestone reserves.  We plan to utilize our industry experience to transform smaller NPCC targets into larger, technologically advanced NPCC manufacturers.  We are in active discussions with potential targets and hope to announce further details in the near future.

In other Company activity, we have completed the relocation of our world headquarters to Shanghai.  We are confident that our move to the new headquarters will position ShengdaTech to capitalize on both domestic and global growth opportunities.

Financial Results – Andrew Chen, ShengdaTech, Inc.

Thank you, Crocker, and welcome everybody. Before I get into our financial results, I would like to encourage all of you to read our 10Q filed with Securities and Exchange Commission and our quarterly press release published yesterday for more detailed financial disclosures.

In addition, we will also be discussing a non-GAAP financial measure, EBITDA, which stands for earnings before interest, taxes, depreciation and amortization. We present this financial measure as a supplement to our GAAP results because we believe it provides useful information in analyzing and benchmarking the performance of our operations and assists investors in analyzing our year-over-year financial performance.  We presented a reconciliation of EBITDA to net income in our press release issued yesterday.

First, let me go to our quarterly results…

Our total revenue for the second quarter of 2009 declined, due to ceased production at our Bangsheng Chemical Facility on October 31, 2008, to $26.3 million, down 34.0% from $39.8 million in the second quarter of 2008. The ceased production was due to Tai’an City government’s rezoning of the facility’s location into a residential and non-manufacturing area.

Revenue from our NPCC segment increased 36.2% to $26.0 million in the second quarter of 2009 from $19.1 million in the second quarter of 2008. Total volume of NPCC sold during the second quarter of 2009 was 54,383 metric tons, up 21.5% from 44,744 metric tons in the second quarter of 2008, and up 26.6% from 42,969 metric tons in the first quarter of 2009.  NPCC for use in tires and PVC accounted for 39.6% and 26.0% of our NPCC sales for the quarter, respectively. NPCC used in PE accounted for 15.0% of NPCC revenue, up from only 0.5% of total NPCC sales in the second quarter 2008.  Sales from NPCC products for use in adhesives and latex were 10.0% of total NPCC revenue during the quarter.  NPCC used in ink, paper, paint, and automobile underbody coatings, combined to generate 9.3% of NPCC revenue.

Our gross profit for the second quarter of 2009, all of which was derived from NPCC products, was $11.4 million, down 22.3% compared with the gross profit of $14.6 million from the same period of 2008, which had included gross profit from chemical operation. Gross profit for the NPCC segment rose 46.3% on a year-over-year basis. NPCC gross margin was 43.8% in the second quarter, up 3.1 percentage points from the NPCC segment’s gross margin in the same quarter last year. Total gross margin was 43.3%, up 6.5 percentage points from 36.8% during the second quarter of 2008.

Selling expenses for the second quarter of 2009, all of which was attributable to NPCC products, were $0.5 million, or 2.0% of revenue, down 17.9% from $0.6 million, or 1.6% of revenue for the same period last year. The decline in selling expenses was the result of lowered commission rates and the reclassification of export freight and related NPCC miscellaneous expenses to cost of goods sold, partially offset by higher salary and benefits expenses due to expansion of our NPCC business.

General and administrative expenses were $1.5 million, or 5.7% of revenue, up from $1.2 million, or 2.9% of revenue for the same period last year. The increase was mainly due to increased research and development expenditures, higher professional expenses, increase in managerial compensation, and amortization of land use rights related to the Company’s growing NPCC operations. These increases were partially offset by the elimination of certain expenses associated with the chemical business as a result of cessation of production at our Bangsheng Chemical Facility.

Operating income for the second quarter of 2009, all of which was derived from the NPCC segment, was $9.4 million, down 27.2% from $12.8 million in the same period a year ago. Operating margin improved to 35.5%, compared to 32.2% in the second quarter of 2008.

Interest expense, related primarily to our convertible notes sold in May and June 2008, was $2.4 million for the three months ended June 30, 2009, up from $1.1 million a year ago.  Interest expense included $1.4 million of contractual coupon interest on the convertible notes, $1.4 million of amortization of debt discount, and $0.3 million of amortization of debt issuance costs due to the application of APB 14-1.  The total interest expense was reduced by $0.7 million interest cost capitalized during the three-month period ended June 30, 2009.

EBITDA (Earnings before Interest, Taxes, Depreciation, and Amortization) for the second quarter of 2009 was $10.4 million, down 24.7% from $13.8 million in the second quarter of 2008.

Net income in the second quarter of 2009, all of which was derived from the NPCC segment, was $6.5 million, down 33.5% from net income in the same period last year. Diluted earnings per share for the second quarter of 2009 were $0.12, compared with diluted earnings per share of $0.18 in the second quarter of 2008. Our diluted weighted average shares outstanding during the quarter were 66,954,996, up 13.9% from 58,809,297 in the same quarter last year, due primarily to the outstanding duration of the convertible notes with dilutive effects.

Next, let’s move on to the balance sheet…

As of June 30, 2009, ShengdaTech had $111.0 million in cash and $112.2 million in working capital. As of June 30, 2009, shareholders’ equity reached $159.1 million, up 8.2% from shareholder’s equity of $147.0 million as of December 31, 2008. For the first six months of 2009, our net cash flow generated from operating activities of $14.9 million.

Our NPCC business has demonstrated strong growth in the first half of the year and generated strong operating cash flow. We have a healthy cash balance to support our capital requirements including our new NPCC facility in Zibo, additional working capital requirements, continued R&D endeavors, new marketing initiatives, and other cash requirements for potential acquisition opportunities. As of June 30, 2009, total capital expenditure for the Zibo facility was approximately $43.1 million.  We expect to spend approximately $15.9 million to complete Phase I construction and ramp up production at the Zibo facility in 2009,  Currently, the total capital expenditures for Zibo Phase I are estimated to be $59 million instead of the $56 million announced previously due to appreciation of Chinese currency. Phase I costs are excluding the cost of long-term mining rights, which are still in the process of being negotiated.

Now, I want to go over our outlook. Although we are proportionally running ahead of our 2009 annual guidance, based on our corporate policy, we do not provide interim updates to our annual guidance.  However, we are confident that we will meet or exceed the annual guidance provided at the beginning of the year.

With the revival of the economic conditions in China and the increasing penetration of our products, we are optimistic about our prospects in the second half of 2009. Assuming market conditions remain the same in China, we expect the average selling price of our products and our overall gross margin to be relatively stable, at or above the 40% level, demand to be consistent with our forecast, and look to Zibo to increase our tonnage output. .

Crocker will now provide some final remarks before opening up the call for Q and A.

Concluding Remarks: Crocker Coulson, CCG Investor Relations

Thanks Andrew. I’d just like to close by briefly commenting on the long-term growth outlook for the NPCC industry. The worldwide NPCC industry is in its initial phase of the growth stage with limited manufacturers capable of supplying high-tech products. Penetration rate among end-user industries is low, and technological expertise continues to remain an important aspect of our industry.

ShengdaTech is the leader in the field of advanced NPCC production technology and is China’s largest NPCC manufacturer.  Our management’s team long-term vision has enabled us to grow our production capacity exponentially and thereby rapidly expand our geographic presence, both domestically and internationally. We continue to add new capacity to meet growing demand and are actively pursuing acquisitions in the Chinese NPCC and high-tech chemical market to capitalize on the available growth opportunities.

I should add that the company has announced in a proxy statement that it will hold its annual shareholder’s meeting in New York City on September 16th and would certainly encourage anyone in the area to attend and visit with us at that time.  If that is not possible you will be able to dial in and listen to the meeting through a live conference call or access the webcast which will be made available on the Company’s website. Please watch for details to be out soon.

We’re now going to open up the call to any questions you may have for ShengdaTech’s management team. We will take one question from every participant and hope to return back to you in case you have a follow up question. Operator?

Q&A session

Closing the Call - Crocker Coulson, CCG Investor Relations

Thank you operator

On behalf of the entire ShengdaTech management team, we want to thank you for your interest and participation on this call. If you have any interest in contacting or visiting ShengdaTech please let us know. Again, thank you for joining us on this call. This concludes ShengdaTech’s Second Quarter and 2009 Earnings Conference Call.